EXHIBIT 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78201 and 333-140961) pertaining to various stock option plans of Stryker Corporation of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Stryker Corporation and the effectiveness of internal control over financial reporting of Stryker Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG

Grand Rapids, Michigan
February 28, 2008